                                                                    Exhibit 4.1

                           STOCK PURCHASE AGREEMENT

           THIS AGREEMENT is made and entered into as of this 25th day of February, 1997 between Cadus Pharmaceutical Corporation, a Delaware corporation (the "Company") and SmithKline Beecham Corporation, a Pennsylvania corporation (the "Investor").

           Background. Concurrently with the execution of this Agreement, the Company, the Investor and SmithKline Beecham plc ("SBplc"), the corporate parent of the Investor, have entered into a research collaboration and license agreement (the "Research Agreement") pursuant to which the parties will define the function of, and develop screening assays for, 7 transmembrane (7TM) receptors of currently unknown function. In connection with that collaboration, the Investor has agreed to purchase shares of common stock of the Company (the "Common Stock") on the terms set forth in this Agreement.

           In consideration of the mutual promises, covenants and conditions set forth below, the parties intending to be legally bound agree as follows:

           1. First Option Purchase. (a) Subject to the terms and conditions of this Agreement, during a 90 day period commencing on the first anniversary of the date of this Agreement (the "First Option Period"), at election of the Company, the Company shall issue and sell and the Investor shall purchase such number of shares of Common Stock (the "First Option Shares") as is determined by dividing $5 million by the First Option Share Price (as defined in Section 1(b) below). The consideration paid for issuance of the First Option Shares is $5 million to be paid at the First Option Closing (as defined in Section 1(c) below). The Company's election shall be made by written notice delivered to the Investor during the First Option Period. Such notice shall be given by fax followed by next business day delivery of an original copy. Unless the Company gives notice of its election during the First Option Period, the Investor shall have no obligation to purchase any shares of Common Stock under thisSection 1.

                  (b) The "First Option Share Price" shall be equal to the average of the closing prices for Common Stock on the NASDAQ National Market system as reported in the Wall Street Journal for the 45 trading days prior to the date of the Company's notice pursuant to Section 1(a).

                  (c) The closing for the purchase and sale of the First Option Shares shall take place at the offices of the Investor, One Franklin Plaza, Philadelphia, Pennsylvania, by the close of business on the fifth business day following the date of the notice pursuant to Section 1(a) or at such other time or place as may be agreed to by the Company and the Investor (the "First Option Closing").


                  (d) At the First Option Closing the Company will deliver to the Investor the First Option Shares, duly registered in the name of the Investor against payment in full of the purchase price for the First Option Shares by delivery of a check drawn or wire transfer of funds made payable to the order of the Company in the amount of $5 million.

                  (e) The Investor understands and agrees that the First Option Shares will not be issued pursuant to registration under the Securities Act of 1933, as amended (the "Securities Act"), and that the certificate representing the First Option Shares shall bear an appropriate Securities Act legend.

           2. Second Option Purchase. (a) Subject to the terms and conditions of this Agreement, during a 90 day period commencing on the date that the Company and the Investor agree that the Key Check Point (as defined in the Research Agreement) has been achieved (the "Second Option Period") at election of the Company, the Company shall issue and sell and the Investor shall purchase such number of shares of Common Stock (the "Second Option Shares") as is determined by dividing $5 million by the Second Option Share Price (as defined in Section 2(b) below). The consideration paid for issuance of the Second Option Shares is $5 million to be paid at the Second Option Closing (as defined in Section 2(c) below). The Company's election shall be made by written notice delivered to the Investor during Second Option Period. Such notice shall be given by fax followed by next business day delivery of an original copy. Unless the Company gives notice of its election during the Second Option Period, the Investor shall have no obligation to purchase any shares of Common Stock under this Section 2.

                  (b) The "Second Option Share Price" shall be equal to the average of (i) the average of the closing prices for Common Stock on the NASDAQ National Market system as reported in the Wall Street Journal for the 20 trading days prior to the beginning of the Second Option Period and (ii) the average of the closing prices for Common Stock on the NASDAQ National Market system as reported in the Wall Street Journal for the 20 trading days prior to the date of the Company's notice of election pursuant to Section 2(a) above.

                  (c) The closing for the purchase and sale of the Second Option Shares shall take place at the offices of the Investor, One Franklin Plaza, Philadelphia, Pennsylvania, by the close of business on the fifth business day following the date of the notice pursuant to Section 2(a) or at such other time or place as may be agreed to by the Company and the Investor (the "Second Option Closing").

                  (d) At the Second Option Closing the Company will deliver to the Investor the Second Option Shares, duly registered in the name of the

Investor against payment in full of the purchase price for the Second Option Shares by delivery of a check drawn or wire transfer of funds made payable to the order of the Company in the amount of $5 million.

                  (e) The Investor understands and agrees that the Second Option Shares will not be issued pursuant to registration under the Securities Act and that the certificate representing the Second Option Shares shall bear an appropriate Securities Act legend.

                  (f) The Investor shall have no obligation to purchase the Second Option Shares unless as of the date of the notice under Section 2(a) the Company has at least $30 million in unrestricted cash, cash equivalents and marketable securities net of the current portion of outstanding indebtedness. If requested to do so by the Investor, the Company shall provide a certificate from the Company's chief financial officer at the Second Closing confirming that this condition has been satisfied.

           3. Milestone Purchases. Section 3.3 of the Research Agreement contemplates a series of research milestone payments upon, inter alia, identification of surrogate ligands, obtaining constitutively active mutant receptors and discovery of natural ligands. After the Investor and SB plc have paid $5 million in milestone payments pursuant to Section 3.3 of the Research Agreement, at the option of the Investor and SB plc with respect to the next $5 million that would otherwise be due as milestone payments, the Company shall issue and sell and the Investor shall purchase such number of shares of Common Stock (the "Milestone Shares") as is determined by dividing the amount of the milestone payment in lieu of which the Investor has elected to purchase

Common Stock by the Milestone Share Price (as defined in Section 3(b) below). The consideration paid for issuance of the Milestone Shares shall be paid at the time that the particular milestone payment would otherwise have been payable under the Research Agreement. The Investor's election shall be made by written notice delivered to the Company at such time as the Investor and SB plc confirm their agreement that the milestone has been accomplished. Such notice shall be given by fax followed by next business day delivery of an original copy. Unless the Investor gives notice of its election prior to the date payment would otherwise be due under the Research Agreement, the Investor and SB plc shall remain obligated to make such milestone payment and the Company shall have no obligation to issue any shares of Common Stock with respect to that particular milestone payment under this Section 3. An election not to purchase Milestone Shares in lieu of any particular milestone payment shall not preclude the Investor from electing to receive Milestone Shares with respect to any subsequent milestone payment; provided, however, that such election may only be made with respect to a maximum of $5 million of milestone payments.

                  (b) The "Milestone Share Price" shall be equal to 150% of the average of the closing prices for Common Stock on the NASDAQ National Market system as reported in the Wall Street Journal for the 20 trading days prior to the date of the Investor's notice pursuant to Section 3(a).

                  (c) The closing for the purchase and sale of any Milestone Shares shall take place at the offices of the Investor, One Franklin Plaza, Philadelphia, Pennsylvania, by the close of business on the fifth business day following the date of the notice pursuant to Section 3(a) or at such other time or place as may be agreed to by the Company and the Investor (a "Milestone Closing").

                  (d) At each Milestone Closing the Company will deliver to the Investor the appropriate Milestone Shares, duly registered in the name of the Investor.

                  (e) The Investor understands and agrees that the Milestone Shares will not be issued pursuant to registration under the Securities Act and that the certificate representing the Milestone Shares shall bear an appropriate Securities Act legend.

                  (f) In the event that any purchase of Milestone Shares is contingent upon expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1974, as amended (the "HSR Act"), the Milestone Closing shall be delayed until the third business day following such expiration or termination.

           4. Conditions to the Investor's Obligations. The obligation of the Investor to purchase and pay for the First Option Shares at the First Option Closing, the Second Option Shares at the Second Option Closing and any Milestone Shares at the respective Milestone Closings (the First Option Shares, the Second Option Shares and the Milestone Shares are collectively referred to as the "Shares" and the First Option Closing, the Second Option Closing and the Milestone Closings as "Closings") shall be subject to the satisfaction of each of the following conditions precedent, any one or more of which may be waived by the Investor:

                  (a) Representations and Warranties. Each of the representations and warranties of the Company set forth in Section 5 (other than the representations in Sections 5(e) and 5(g)) shall be true and correct as if made on the date of the applicable Closing and the Company shall have delivered to the Investor a certificate of the chief executive officer and the chief financial officer of the Company dated as of the applicable date to such effect.

                  (b) Opinion of Counsel to the Company. The Company shall have delivered to the Investor a favorable opinion of counsel to the Company, dated as of the date of the first of the Closings, substantially in the form set forth in Exhibit A attached to this Agreement.

                  (c) Corporate Documents. The Company shall have furnished the Investor with a copy of all charter documents of the Company certified by the Secretary of State of Delaware; a certified copy of the resolutions of the Board of Directors and, if required, the shareholders of the Company evidencing approval of this Agreement, the issuance of the Shares and all other matters contemplated hereby; a certified copy of the Bylaws of the Company and certified copies of all documents evidencing other necessary corporate or other action and governmental approvals, if any, with respect to this Agreement and the issuance of the Shares.

                  (d) Incumbency. The Company shall have furnished the Investor a certificate of the Secretary or an Assistant Secretary of the Company, dated as of the date of the applicable Closing which shall certify the names of the officers of the Company authorized to sign this Agreement (only with respect to the first of the Closings) and the other documents or certificates to be delivered pursuant to this Agreement by the Company or any of its officers, together with the true signatures of such officers.

                  (e) Consents and Approvals. The Company shall have obtained all consents or waivers, if any, necessary to execute and deliver this Agreement, authorize and reserve the appropriate shares of Common Stock for issuance at the applicable Closing and to carry out the transactions contemplated hereby, and all such consents and waivers shall be in full force and effect. All corporate and governmental filings necessary to effectuate the terms of this Agreement and the issuance of the Shares shall have been made or taken.

                  (f) Registration Rights Agreement. The Registration Rights Agreement, described in Section 7 below, shall be in full force and effect.

                  (g) Hart-Scott-Rodino Clearance. The waiting period, if any, applicable to the consummation of the purchase and sale of the Option Shares under the HSR Act shall have expired or been terminated.

                  (h) Research Agreement. The Research Program constituted pursuant to Section 3 of the Research Agreement shall be continuing and the

Company shall not have received any notice of default under Section 12.2 or 3.12(b) of the Research Agreement which has not yet been cured. In the event that any such default is cured during the period permitted for such cure under the Research Agreement, the First Option Closing or the Second Option Closing, as applicable, shall be held on the date five (5) business days after the date of cure, unless the Company has rescinded its notice of election to sell shares of Common Stock to the Investor.

           5. Representations and Warranties of the Company. Except as set forth on the Schedule of Exceptions attached hereto as Exhibit B, the Company hereby represents and warrants to the Investor as follows:

                  (a) Organization and Standing of the Company. The Company is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware and has all requisite corporate power and authority for the ownership and operation of its properties and for the carrying on of its business as now conducted and as now proposed to be conducted. The Company is duly qualified and in good standing as a foreign corporation authorized to do business in all jurisdictions wherein the character of the property owned or leased, or the nature of the activities conducted, by it makes such qualification necessary, except where the failure to be so qualified does not have a material adverse effect on the Company's financial condition, business operations or property.

                  (b) Corporate Action. This Agreement and any other agreements and instruments executed in connection herewith and therewith are the valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency or similar laws of general application affecting the enforcement of rights of creditors, and subject to equitable principles limiting rights to specific performance or other equitable remedies, and subject to the effect of federal and state securities laws on the enforceability of indemnification provisions relating to liabilities arising under such laws. The execution, delivery and performance of this Agreement and the issuance of the Shares have been duly authorized by all necessary corporate action of the Company. The issuance of the Shares will not require any further corporate action and will not be subject to preemptive or other preferential rights or similar statutory of contractual rights either arising pursuant to any agreement or instrument to which the Company is a party or which are otherwise binding on the Company. The Shares when issued under this Agreement shall be duly authorized, validly issued, fully paid and nonassessable.

                  (c) Governmental Approvals. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations presently in effect, is or will be necessary for, or in connection with, the offer, issuance, sale, execution or delivery by the Company of the Shares or for the performance by the Company of its obligations under this Agreement except for
(i) any filing that may be required under the HSR Act and (ii) filings under applicable securities laws which will be made within the prescribed periods.

                  (d) Litigation. There is no litigation or governmental proceeding or investigation pending or, to the best knowledge of the Company, threatened against the Company materially and adversely affecting execution and delivery of this Agreement or the performance by the Company of its obligations under this Agreement.

                  (e) Registration Rights. No person has demand or other rights to cause the Company to file any registration statement under the Securities Act of 1933, as amended (the "Securities Act") relating to any securities of the Company or any rights to participate in any such registration statement.

                  (f) Public Information; Absence of Material Adverse Change. The information contained in the Company's Prospectus dated July 17, 1996 offering 2,750,000 shares of Common Stock and the reports (the "Reports") filed by the Company pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as of the date thereof, did not misrepresent a material fact or omit to state any material fact required to be stated therein, Since the date of the most recent Report or press release issued by the Company, there has been no material adverse change to the Company's business, assets or financial condition or prospects.

                  (g) Subsidiaries; Charter Documents. The Company has no subsidiaries and does not otherwise directly or indirectly control any other business entity. The Company has furnished the Investor with certified copies of its Certificate of Incorporation and Bylaws, together with any amendments thereto as of the date hereof.

           6. Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Investor as follows:

                  (a) Organization and Standing of the Investor. The Investor is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority for the ownership and operation of its properties and for the carrying on of its business as now conducted and as now proposed to be conducted.

                  (b) Corporate Action. This Agreement and any other agreements and instruments executed in connection herewith and therewith are the valid and binding obligations of the Investor, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency or similar laws of general application affecting the enforcement of rights of creditors, and subject to equitable principles limiting rights to specific performance or other equitable remedies, and subject to the effect of federal and state securities laws on the enforceability of indemnification provisions relating to liabilities arising under such laws. The execution, delivery and performance of this Agreement and execution and delivery of any other agreements an instruments executed in connection herewith and therewith have been duly authorized by all necessary corporate action of the Investor.

                  (c) Governmental Approvals. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations presently in effect, is or will be necessary for, or in connection with, the performance by the Investor of its obligations under this Agreement except for any filing that may be required under the HSR Act.

                  (d) Litigation. There is no litigation or governmental proceeding or investigation pending or, to the best knowledge of the Investor, threatened against the Investor affecting execution and delivery of this Agreement or the performance by the Investor of its obligations under this Agreement.

                  (e) Purchase for Investment. The Shares will be acquired for investment for the Investor's own account and not with a view to resale or distribution of any part thereof and that Investor does not have any present intention of selling, granting any participation in, or otherwise distributing the Shares in violation of the Securities Act or any state securities laws. The Investor is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that the Investor is capable of evaluating the merits and risks of the investment in the Shares. The Investor has not been organized for the purpose of acquiring the Shares.

           7. Covenants.

                  (a) Registration Rights Agreement. The Company and the Investor shall execute concurrently with this Agreement, a registration rights agreement, substantially in the form of Exhibit C to this Agreement.

                  (b) HSR Act Filings. Subject to the terms and conditions hereof, each of the parties hereto agrees to use its best efforts to make promptly all necessary filings under the HSR Act at such time as such filings may be required. The Investor shall pay the HSR Act filing fee.

                  (c) Current Information. During any period that a sale of the Shares by the Investor may only be accomplished by compliance with Rule 144 under the Securities Act, the Company shall assure that all material information concerning the Company is publicly available on a current basis.

                  (d) Sale of Shares. As long as the Investor has at least 10% of the Shares purchased under this Agreement, the Investor will notify the Company at least ten trading days in advance of any proposed sale of Shares (including a tender of the Shares in the context of a tender offer for shares of Common Stock). The Investor and the Company agree and acknowledge that it is in their mutual interest that disposition of the Shares be accomplished in a manner that does not disrupt or undermine the trading market for the Company's Common Stock and the parties will work together to explore methods of disposition in order to acheive such goal.

                  (e) Transfer to Competitor. The Investor shall not transfer the Shares purchased under this Agreement to any person who (i) poses a significant competitive threat to a substantial portion of the Company's business or to a significant product of the Company or (ii) is involved in ongoing litigation with the Company (as reflected in the Company's filings under the Securities Exchange Act of 1934, as amended). This limitation on transfer shall not apply to unsolicited sales by the Investor in open market transactions through a broker (provided that the Investor has no knowledge that any such sale is to or for the benefit of a person described above in this Section 7(e)), sales by the Investor pursuant to an underwritten public offering or tender of the Shares by the Investor in the context of a tender offer for shares of Common Stock.

                  (f) Lock Up Agreement. The Investor, if so requested by the Company and an underwriter of Common Stock or other securities of the Company convertible into Common Stock, shall not sell, grant any option or right to buy or sell, or otherwise transfer or dispose of in any manner, whether in privately negotiated or open market transactions, any Shares held by it or which it has the right to acquire during the 180 day period following the effective date of a registration statement of the Company filed with the Securities and Exchange Commission in connection with such offering or such shorter period as such underwriter shall have advised the Company in writing is adequate to permit the successful and orderly distribution of such Common Stock or other securities; provided, however, that such lock up agreement shall be in writing and satisfactory to the Company and such underwriter and a copy shall have been provided to the Investor. The Company may impose stop-transfer instructions with respect to the Shares subject to the foregoing restrictions until the end of said 180-day (or shorter) period. The Investor shall have no obligations under this Section 7(f) unless (i) the Investor holds at least 1% of the outstanding shares of Common Stock immediately prior to the effective date of the subject registration statement and (ii) all directors, officers, holders of at least 5% of the outstanding shares of Common Stock and research collaborators which hold at least 1% of the outstanding Common Stock are parties to a similar lock up agreement.

           8.  Miscellaneous.

                  (a) No Waiver; Cumulative Remedies. No failure or delay on the part of the Investor or the Company in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                  (b) Amendments, Waivers and Consents. Except as otherwise expressly provided in this Agreement, changes in or additions to this Agreement may be made, and compliance with any covenant or provision herein or therein set forth may be omitted or waived, so long as the parties so agree in writing. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only to the extent expressly set forth therein.

                  (c) Addresses for Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing (including electronic facsimile communication) and mailed or telecopied or personally delivered to the applicable party at the addresses indicated below:

           If to the Company:

                Cadus Pharmaceutical Corporation
                777 Old Saw Mill River Road
                Tarrytown, NY  10591

                Attention:  President
                Fax No.:  (914) 345-3565

           with a copy to:

                Morrison Cohen Singer & Weinstein, LLP
                750 Lexington Avenue
                New York, NY  10022
                Attention:  Salomon R. Sassoon, Esq.
                Fax No.:  (212)735-8708

           If to the Investor:

                SmithKline Beecham Corporation
                709 Swedeland Road
                King of Prussia, PA  19406
                Attention:  Dr. John Keller
                Fax No.:  (610) 270-5962

           with a copy to:

                SmithKline Beecham Corporation
                One Franklin Plaza (FP2225)
                Philadelphia, PA  19102
                Attention:  Donald F. Parman, Esq.
                Fax No.:  (215) 751-5349


Either party may change its address by written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall, when telecopied or personally delivered, respectively, be effective when received or when delivery is refused and shall be effective on the third business day after the date mailed.

                  (d) Costs, Expenses and Taxes. Each party shall bear its own costs and expenses in connection with the preparation, execution and delivery of this Agreement, the Shares and other instruments and documents to be delivered hereunder. The Company shall pay any and all stamp and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement the Shares and the other instruments and documents to be delivered hereunder or thereunder and agrees to save the Investor harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and filing fees.


                  (e) Agents or Brokers. Each party represents and warrants to the other that it has incurred no liabilities for any brokerage commission, finders' fees or the like in connection with the purchase and sale transactions described in this Agreement. The Company hereby agrees to indemnify and hold the Investor harmless against and in respect of any claim for brokerage commissions, finders' fees or the like relating to this Agreement or the transactions contemplated hereby which may arise as a result of any actions taken by or on behalf of the Company. The Investor hereby agrees to indemnify and hold the Company harmless against and in respect of any claim for brokerage commissions, finders' fees or the like relating to this Agreement or the transactions contemplated hereby which may arise as a result of any actions taken by or on behalf of the Investor.

                  (f) Binding Effect; Assignment. Except as otherwise specifically provided for herein, this Agreement shall be binding upon and inure to the benefit of the Company, the Investor and their respective successors and assigns. The Investor may assign its rights hereunder to SB plc or any subsidiary of SB plc in which SB plc owns, directly or indirectly, a majority of the outstanding voting interest; provided, however, that such assignment shall not relieve the Investor of any of its obligations hereunder.

                  (g) Survival of Representations and Warranties. All representations and warranties made in this Agreement shall survive the execution and delivery hereof.

                  (h) Prior Agreements. This Agreement and the Research Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any prior understandings or agreements concerning the specific subject matter hereof. In the event of any conflict between this Agreement and the Research Agreement with respect to the Investor's investment in Common Stock, the terms of this Agreement shall control.

                  (i) Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

                  (j) Public Disclosure. Neither party shall make any public disclosure concerning the transactions contemplated hereby without prior consultation with the other party; provided, however, that nothing herein shall preclude either party from making such disclosure as is required by applicable federal or state securities laws as long as the disclosing party has exercised good faith efforts under the circumstances to consult with the other party as provided in this Section 8(j).

                  (k) Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of New York without giving effect to principles of conflict of laws.

                  (l) Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

                  (m) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

           IN WITNESS WHEREOF, the Company and the Investor have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.



                                  Cadus Pharmaceutical Corporation

                                  By: /s/ Jeremy M. Levin
                                      -----------------------------------
                                      Name:  Jeremy M. Levin
                                      Title:  Chief Executive Officer

                                  SmithKline Beecham Corporation

                                  By: /s/ Jean-Pierre Garnier
                                      -----------------------------------
                                      Name:  Jean-Pierre Garnier
                                      Title:  Chief Operating Officer

                                                                    Exhibit A

                      [letterhead of counsel to Company]

                                            [date of first Closing]


SmithKline Beecham Corporation
One Franklin Plaza (FP2225)
Philadelphia, PA 19102

Gentlemen:

     We have acted as counsel for Cadus Pharmaceutical Corporation, a Delaware corporation (the "Company"), in connection with (i) the preparation, execution and delivery of a Stock Purchase Agreement (the "Agreement") dated as of February __, 1997, by and between the Company and SmithKline Beecham Corporation ("SBC"), (ii) the issuance and sale of shares of the Company's Common Stock to SBC pursuant to the Agreement, and (iii) the preparation, execution and delivery of the documents and instruments related to or contemplated by the Agreement. This opinion is being delivered to you pursuant to Section 4(b) of the Agreement. Unless otherwise defined herein, capitalized terms used in this opinion shall have the same meanings given to such terms in the Agreement.

     In connection with this opinion, we have examined an executed copy of the Agreement. We have also examined and relied upon the originals, or copies certified to our satisfaction as being true copies, of the following:

                  (i) The Certificate of Incorporation of the Company, as amended to date, certified by the Secretary of State of the State of Delaware;

                  (ii) The Bylaws of the Company, as amended to date, certified to be true and correct by the Secretary of the Company, as of the date hereof;

                  (iii) Certificate from the Secretary of State of the State of Delaware, dated _________, indicating that the Company was in existence and in good standing as of the date thereof;

                  (iv) Certified copies of resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery, and performance of the Agreement; and


                  (v) Such other instruments, agreements, certificates and documents which we have considered relevant hereto.

              In making our examination of the foregoing, we have assumed without expression of opinion: (i) that all signatures on documents are genuine;
(ii) the authority of all persons signing agreements and documents on behalf of the parties thereto other than the Company; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to authentic original documents of all documents submitted to us as photostatic, certified or conformed copies; (v) the accuracy, completeness and authenticity of the certificates of public officials; (vi) the truthfulness of all recitals, representations, warranties and factual matters set forth in all documents, instruments, certificates and reports identified in this opinion; and (vii) the legal right and power of all parties other than the Company under all applicable laws and regulations to enter into, execute and deliver such agreements and documents. As to matters of fact not directly in our knowledge, we have relied solely upon certificates of the Company and its officers, and certificates of public officials, and we have not made an independent investigation of any such factual matters.

         Based upon the foregoing, and subject to the qualifications and exceptions hereinafter set forth, we are of the opinion that:

  1. The Company has been duly organized, is validly existing and is in good standing under the laws of the State of Delaware.

  2. The Agreement has been duly authorized by all necessary corporate action on the part of the Company and has been duly executed and delivered by the Company. The Company has full corporate power and authority to issue and sell the Shares pursuant to the Agreement and to perform and observe the terms and provisions of the Agreement.

  3. The Agreement is the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

  4. The Shares to be issued and delivered as pursuant to the Agreement are duly authorized and, if issued and upon payment to the Company of the consideration called for in the Agreement, shall be validly issued, fully paid and non-assessable.

  The foregoing opinion is subject in all respects to the following limitations:

  1. This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, and applicable federal law.

  2. This opinion is subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors' rights and remedies generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

  3. We express no opinion concerning the availability of the remedy of specific performance with regard to any covenant, agreement or provision contained in the Agreement.

  4. This opinion is as of the date of this letter and is based on the General Corporation Law of the State of Delaware and New York and federal laws now in effect and on documents executed on or before the date of this letter. We do not assume any responsibility to update this opinion due to any subsequent events including, but not limited to: (i) subsequent changes in the

General Corporation Law of the State of Delaware or New York or federal law;
(ii) the execution of any new or additional document; and (iii) subsequent acts or omissions of the Company.

  This letter is furnished to you for your benefit and is not to be used, circulated, quoted in whole or in part or referred to or otherwise relied upon, nor is it to be filed with any governmental agency or other person, without our written consent.



                                            Very truly yours,

                                                                    Exhibit B


                            SCHEDULE OF EXCEPTIONS

Exception to Section 5(e):

                      The holders of shares of Common Stock issued upon conversion of the Series A Preferred Stock, Bristol-Myers Squibb Company and Physica B.V. each has certain demand and piggyback registration rights

             The Company has agreed that if it grants registration rights to its scientific founders or to any of its officers, it will grant the same registration rights to Drs. John C. Cambier and Gary L. Johnson. The Company has also agreed to include in any registration statement on Form S-8 that it files, on a pro rata basis with securities owned by or securities subject to options owned by employees of the Company, shares owned by Drs. Cambier and Johnson if they are then registrable on Form S-8. The Company has registered the options owned by Drs. Cambier and Johnson pursuant to a registration statement on Form S-8 filed on February 14, 1997.

                                                                      Exhibit C


                        REGISTRATION RIGHTS AGREEMENT





           Filed as Exhibit 4.2 to this Current Report on Form 8-K.